Exhibit 99.1

PRESS RELEASE
For Immediate Release

Monolithic Power Systems Appoints New Board Member

KIRKLAND, WASHINGTON, May 27, 2021-- Monolithic Power Systems, Inc. (MPS) (Nasdaq: MPWR), a global company that provides high-performance, semiconductor-based power electronics solutions, today announced the appointment of Carintia Martinez to its Board of Directors, effective immediately.

"We are pleased to have Carintia join our Board," said Michael Hsing, Chairman of the Board of Directors. “She embodies our commitment to an experienced, creative and diverse leadership team.”

"I am excited to join the Board of MPS, one of the fastest growing companies in the analog semiconductor industry," said Carintia Martinez.

Carintia Martinez, 55, has served as Vice President, Chief Information Officer of Thales Alenia Space, a European aerospace manufacturer specializing in satellite systems, since January 2018. From February 2008 to December 2017, Ms. Martinez held various senior positions, including Vice President of Renault-Nissan Alliance Quality and Vice President of Information Systems for Marketing and Sales, at Renault Group, a French automobile manufacturer. Prior to 2008, Ms. Martinez held a variety of managerial roles in information systems and other corporate functions under different entities within Renault Group and Nissan Motor Corporation. Ms. Martinez holds a master’s degree in Architecture and City Planning from Pontificia Universidade Catolica do Parana in Brazil, a master’s degree in Project Management from Université de Technologie de Compiègne in France, and a master’s degree in Urban Planning from Université Paris XII - Val de Marne and Ecole Nationale des Ponts et Chaussées in France.

About Monolithic Power Systems

Monolithic Power Systems, Inc. (MPS) is a global company that provides high-performance, semiconductor-based power electronics solutions. MPS’ mission is to reduce energy and material consumption to improve all aspects of quality of life. Founded in 1997 by Michael Hsing, MPS has three core strengths: deep system-level knowledge, strong semiconductor design expertise, and innovative proprietary semiconductor process and system integration technologies. These combined advantages enable MPS to provide customers with reliable, compact and monolithic solutions that offer highly energy-efficient and cost-effective products, as well as providing a consistent return on investment to our stockholders. MPS can be contacted through its website at www.monolithicpower.com or its support offices around the world.

Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Bernie Blegen

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com